Dear Beneficiary:

It has been a few months since our last communication and I want to summarize what has happened with Global Preferred Holdings, Inc. (“Global Preferred”) and also give you an update of where things stand in our dissolution process.

Timeline of liquidation and dissolution activities of Global Preferred through March 2007:

•	December 30, 2004 – Entered into Agreement and Plan of Reorganization (the “Reorganization Agreement”) with AEGON N.V. (“AEGON”) and GPRE Acquisition Corp. (“GAC”) to transfer to GAC all of the outstanding shares of Global Preferred Re Limited (“GPRe”)

•	May 10, 2005 – Stockholders approve (i) sale of GPRe to GAC pursuant to the Reorganization Agreement and (ii) the subsequent liquidation and dissolution of Global Preferred pursuant to a plan of complete liquidation and dissolution (the “Dissolution Plan”)

•	May 25, 2005 – Closing of the sale transaction of GPRe to GAC whereby Global Preferred received 4,503,274 shares of AEGON common stock in exchange for all of the outstanding shares of GPRe

•	June 1, 2005 – Global Preferred filed a certificate of dissolution with the Delaware Secretary of State

•	July 8, 2005 – Distribution of the AEGON common shares in whole shares to Global Preferred’s stockholders of record as of June 1, 2005

•	December 28, 2005 – Fractional AEGON common shares remaining from the distribution of whole shares were liquidated and the resulting cash was distributed to Global Preferred’s stockholders

•	May 17, 2006 – Transfer of assets (including cash and non-cash assets) from Global Preferred to a liquidating trust, GPH Liquidating Trust (the “Trust”), formed for the purpose of liquidating Global Preferred. The stockholders of Global Preferred are now considered beneficiaries of the Trust. Operations of the Trust are controlled by a Stockholders’ Liquidating Trust Agreement (the “Trust Agreement”).

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Below is a summary of certain of the U.S. federal income tax consequences associated with the transfer of Global Preferred’s assets to the Trust. These income tax consequences also were discussed in the SEC Form F-4/Proxy dated April 5, 2005, filed by AEGON and which can be found on our website at www.gphre.com. If you have questions regarding any of the tax consequences associated with the transaction, you should consult your tax advisor.

Internal Revenue Service (IRS) Form 1099-DIV, Dividends and Distributions

As of May 17, 2006, for U.S. federal income tax purposes, a share of the assets of Trust were deemed to have been distributed to you (each Global Preferred stockholder) in proportion to your interests in the Trust and thereafter contributed by you, as stockholders, to the Trust. Accordingly, the distribution of cash to the Trust by Global Preferred is taxable as if transferred directly to you, the Global Preferred stockholders. As a result, those stockholders whose “liquidation distributions” were $600 or greater were recently sent an IRS Form 1099-DIV for the tax year 2006, prior to actually receiving any cash. The total liquidation distribution (before allocation) was equal to Global Preferred’s cash in excess of its known liabilities at the time of the transfer to the Trust. Any gain required to be recognized by a Global Preferred stockholder generally would remain a capital gain (long-term for those holding Global Preferred stock for at least one year). To the extent that cash or other property has been included in your taxable income, no gain or loss will be recognized by you when the cash is actually distributed.

IRS Form 1041, Schedule K-1, Beneficiary’s Share of Income, Deductions, Credits, etc.

The Trust itself is not subject to U.S. federal income tax; rather, you as a beneficiary of the Trust are treated as owning a pro rata share of the assets of the Trust and are required to take into account your proportionate share of each of the Trust’s items of income or deduction. Moreover, if the Trust earns any income, such as interest or dividends, such income will be taxable to you as a beneficiary of the Trust in accordance with your method of accounting in the year in which received by the Trust without regard to whether any distribution from the Trust was made to you. Your proportionate share will be reported to you on IRS Form 1041, Schedule K-1 which is due to you (postmarked) by April 15 of each year. We anticipate mailing your 2006 Schedule K-1 to you on or before April 15, 2007. If the Trust makes any payments in satisfaction of liabilities of Global Preferred that were contingent or otherwise unknown as of the inception of the Trust, you as a beneficiary in the Trust generally will be entitled to increase your basis (or claim a capital loss) in your AEGON stock by an amount equal to your pro rata share of such payment.

IRS Form W-9, Request for Taxpayer Identification Number and Certification

Under the backup withholding provisions of the Code and applicable Treasury Department regulations, certain cash payments distributed to you pursuant to the Reorganization and Dissolution Plan may be subject to backup withholding tax, unless you provide your correct taxpayer identification number, certify that you are not subject to backup withholding, or otherwise comply with the applicable requirements of the backup withholding rules. Certain beneficiaries (including, among others, corporations) are not subject to the backup withholding requirements. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a beneficiary generally may be refunded or claimed as a credit against such beneficiary’s U.S. federal income tax liability, provided that the required information is furnished to the IRS. You should consult your own tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining any such exemption.

IF YOU HAVE ANY QUESTIONS REGARDING FORM 1099-DIV, SCHEDULE K-1 OR FORM W-9, YOU ARE URGED TO CONSULT YOUR TAX ADVISOR. THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON YOUR PARTICULAR SITUATION. BENEFICIARIES OF THE TRUST SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE REORGANIZATION, INCLUDING THE TAX CONSEQUENCES UNDER FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

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Additionally, as previously reported in our SEC Current Report on Form 8-K filed on July 24, 2006, Global Preferred, together with several stockholders and other entities associated, or formerly associated, with World Marketing Alliance, Inc., (“WMA”), received a demand for arbitration from a former agent of WMA on May 4, 2006. Subsequently, the individual also filed suit in the Superior Court of Gwinnett County, Georgia, seeking to compel arbitration of the claims described in the demand for arbitration. The Superior Court of Gwinnett County ordered that only the signatories to the agreement need arbitrate, of which Global Preferred was not a signatory. Additionally, the litigation is stayed pending the outcome of the arbitration. The individual has filed an appeal and we are awaiting the results of the appeal. Global Preferred does not believe that the individual has any claims against Global Preferred, nor does Global Preferred believe that it is required to submit to the arbitration. Global Preferred has not received sufficient information to determine the exact nature, if any, of any potential claims against Global Preferred in the matter, but currently does not believe that the demand or the lawsuit will result in liabilities that would have a material adverse effect on the winding up and dissolution of Global Preferred.

The Trust Agreement provides that the Trust shall proceed to liquidate the assets and satisfy the claims of creditors in accordance with Delaware law. If any assets remain after such efforts, they will be distributed to the beneficiaries in accordance with the terms of the Trust Agreement and the requirements of Delaware law. The managing trustees may, from time to time, authorize the distribution of some or all of the Trust assets if the managing trustees determine that such distributions may be made in compliance with the Trust Agreement and Delaware law. The Trust Agreement provides that the Trust will terminate on June 1, 2008, unless the final distribution to the beneficiaries has not yet been made. No assurance can be given whether any amounts deposited into the Trust will ultimately be distributed to the beneficiaries and, if distributed, when such distribution would occur, nor can it be certain that the amounts deposited in the Trust will be adequate to pay all claims arising with respect to the Trust and the dissolution of Global Preferred.

We will continue to send periodic updates to you, keeping you informed of the dissolution progress. Also, you can visit the Investor Relations/SEC Filings section of our website, www.gphre.com to read our most recent filings with the Securities and Exchange Commission for more specific information. Finally, to ensure that any and all future correspondence reaches you promptly, please notify us of any address changes by changing it online with our transfer agent, American Stock Transfer & Trust Company at www.amstock.com, or by contacting me directly.

Sincerely,

/s/ Caryl P. Shepherd
Caryl P. Shepherd
Administrator

March 27, 2007